FREE WRITING PROSPECTUS Dated January 16, 2014	Filed Pursuant to Rule 433 Registration No. 333-171684 Registration No. 333-171684-05

$1.25bn+ Ally Financial Non-Prime Auto (AFIN) 2014-1

JOINT-LEADS : Citi (str), Barclays, Credit Agricole

SEC REGISTERED

CO-MANAGERS : Scotia, Lloyds, PNC, BMO, CIBC

CLS	$AMT(mm)	WAL	M/S&P	BENCH	Spread	Yield	CPN	PX
A-1a	171.000	1.31	Aaa/AAA	EDSF +	34	0.683	0.68%	99.99735%
A-1b	171.000	1.31	Aaa/AAA	1mL +	35			100.00000%
A-2	300.000	1.94	Aaa/AAA	EDSF +	47	0.967	0.96%	99.99031%
A-3	338.000	2.70	Aaa/AAA	IntS +	55	1.331	1.32%	99.98057%
A-4	92.400	3.36	Aaa/AAA	IntS +	65	1.705	1.69%	99.97071%
B	63.670	3.66	Aa1/AA	IntS +	105	2.235	2.22%	99.98361%
C	60.320	3.95	Aa3/A	IntS +	155	2.861	2.84%	99.98474%
D	53.620	4.21	Baa1/BBB	IntS +	200	3.418	3.39%	99.98469%
E	46.920		** NOTOFFERED **

Settle:	01/22/2014
* Format:	Public/SEC Registered
* First Pay Date:	02/20/14
* ERISA:	Yes
* Expected Ratings:	Moody’s, S&P
* Min Denoms:	$1k × $1k
* Pricing Speed:	1.4% ABS to 10% Call
* B&D:	Citi
* Cusips

A1a	13975G AA6
A1b	13975G AH1
A2	13975G AB4
A3	13975G AC2
A4	13975G AD0
B	13975G AE8
C	13975G AF5
D	13975G AG3

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.